American Enterprise Life
                   Variable Universal Life Commission Schedule


----------------------- --------------------- --------------------- --------------------- ---------------------
                                               Percent of First
                          Percent of First     Year Premium Paid     Percent of Premium     Percent of Asset
                        Year Target Premium   in Excess of Target      Paid After the       Value Paid After
                                (1)                 Premium              First Year        the First Year (2)
----------------------- --------------------- --------------------- --------------------- ---------------------
----------------------- --------------------- --------------------- --------------------- ---------------------
All Rate Bands and              95%                    2%                    2%                   .25%
Risk Classes
----------------------- --------------------- --------------------- --------------------- ---------------------

(1) An additional allowance of 0-15 percent of first year target premium may be paid to the selling agency for distribution support activities such as wholesaling, sales consulting and advanced case assistance.
(2) Asset based compensation is shown as an annual rate and paid quarterly based on average quarterly cash value (less loans), which is calculated by taking the previous and current quarter's cash value and dividing by two.

